Exhibit 99.1

Contact:	Dennis Sabourin Investor Relations Officer (732) 212 – 3321

FOR IMMEDIATE RELEASE

WELLMAN REPORTS IMPROVED FIRST QUARTER 2004 RESULTS

     April 29, 2004, Shrewsbury, NJ – Wellman, Inc. (NYSE: WLM) today announced its (1) First Quarter 2004 Results, (2) Historical Adjusted EBITDA and Post Financing Adjusted EBITDA, and (3) Factors Impacting 2004 Results.

First Quarter 2004 Results

     Wellman reported a first quarter loss of $31.2 million, or $0.99 per diluted share, compared to the fourth quarter 2003 loss of $105.2 million, or $3.33 per diluted share. The overall first quarter 2004 results were an improvement over fourth quarter 2003 results (see detailed results and definitions in tables below):

•	Net sales improved to $293.8 million from $273.9 million, an increase of approximately 7%.

•	Gross Profit improved to $17.4 million from $10.6 million and the gross profit percentage improved to 5.9% from 3.9%.

•	Operating Income (Loss) excluding Other Items improved to income of $2.9 million from a loss of $5.7 million.

     Tom Duff, Wellman’s Chairman and Chief Executive Officer, stated, “NAFTA PET resin market conditions were extremely competitive in the second half of 2003, and our PET resin margins were at all time lows during the seasonally-weak fourth quarter. The results of our operations in the first quarter of 2004, compared to the fourth quarter of 2003, have improved as a result of improved PET resin margins, increased volumes in our fiber and resin businesses and reduced operating costs. We believe the results of our PET resins business will improve as industry capacity utilization in PET resins improves.”

The following table summarizes Wellman’s results for the five quarters ending with the first quarter 2004.

(in millions, except per share data)	1Q 03	2Q 03	3Q 03	4Q 03	1Q 04

Net sales	$287.3	$285.3	$262.7	$273.9	$293.8
Gross Profit	$30.2	$23.3	$16.5	$10.6	$17.4
SG&A Expenses	$17.3	$17.3	$15.8	$16.3	$14.5

Operating Income (Loss) excluding Other Items	$12.9	$6.0	$0.7	($5.7)	$2.9
Other Items	$2.4	$3.2	$4.8	$144.5	$42.0

Operating Income (Loss)	$10.5	$2.8	($4.1)	($150.2)	($39.1)
Interest Expense, net	$2.0	$2.3	$2.4	$3.4	$7.5

Earnings (Loss) From Continuing Operations Before Income Taxes	$8.5	$0.5	($6.5)	($153.6)	($46.6)
Income Tax Expense (Benefit)	$2.8	$0.2	($1.9)	($55.5)	($18.4)

Earnings (Loss) From Continuing Operations	$5.7	$0.3	($4.6)	($98.1)	($28.2)
Discontinued Operations	$0.1	$0.0	$0.0	$0.0	$0.0
Accretion (Including Beneficial Conversion Charge)	$0.0	($0.1)	($2.9)	($7.1)	($3.0)

Net Earnings (Loss) Attributable to Common Stockholders	$5.8	$0.2	($7.5)	($105.2)	($31.2)
Diluted EPS	$0.18	$0.01	($0.24)	($3.33)	($0.99)

These results include Other Items described in the table below and accretion relating to the Company’s preferred stock. The accretion in the fourth quarter of 2003 included a one-time non-cash beneficial conversion charge of $4.2 million that reduces earnings attributable to common stockholders and was recorded when the Company’s preferred stock became convertible to common stock.

     Other Items included in operating income (loss) for the same periods are comprised of the following:

(in millions)	1Q 03	2Q 03	3Q 03	4Q 03	1Q 04

Impairment Charge				$135.3
Restructuring Charges	$1.2	$0.1	$0.3	$8.5	$0.3
Provision for Uncollectible Accounts		$0.1	$3.3	$0.1	$0.3
Other Expense (Income), Net:
Legal Costs	$1.2	$1.8	$1.2	$1.8	$1.2
Non-Capitalizable Financing Costs				$2.2	$40.2
Accelerated Stock Option Vesting		$1.2
Rebates from Antidumping Duties				($3.4)

Other Items	$2.4	$3.2	$4.8	$144.5	$42.0

     The $135.3 million impairment charge represents a reduction in the carrying value of Wellman’s idle polyester staple fiber spinning and drawing assets at its Pearl River facility to their estimated fair value. The non-capitalizable financing costs include charges of $40.2 million in the first quarter 2004 and $2.2 million in the fourth quarter 2003 that primarily result from prepayment penalties associated with repayment of the Company’s private placement notes, waiver fees and other expenses related to financings that were repaid, charges associated with the termination of the sale and leaseback transaction, and the write-off of unamortized financing costs. The restructuring charges are primarily for severance payments related to the Company’s cost reduction program announced in 2003. Charges for uncollectible accounts relate to the bankruptcy of certain customers. Legal costs are costs that relate to the Department of Justice’s investigation of the polyester staple fiber industry and the related civil suits.

Historical Adjusted EBITDA and Post Financing Adjusted EBITDA

     Keith Phillips, Wellman’s Chief Financial Officer, commented, “We are pleased that we successfully completed major financings in February 2004 that significantly improved our capital structure. The financings simplify our capital structure, provide significant financial flexibility by extending substantially all of our debt maturities through at least 2009 and, we believe, provide us with the liquidity to finance our business plan for the next five years, including a low cost 300 million pound PET resins expansion at our Pearl River facility by early 2006. These financings changed our capital structure and these changes affect Adjusted EBITDA, overall debt, depreciation and interest expense. We have provided information on changes to Adjusted EBITDA as a result of the February financings (“Financing Adjustments”) and have provided information to compare EBITDA on a comparable basis for the most recent five quarters (“Post Financing Adjusted EBITDA”).”

     Wellman’s assets and long-term debt increased because part of the financing included the purchase of PET resin assets located at our Palmetto Plant that were leased under a sale and leaseback transaction entered into in 1999, the purchase of accounts receivable previously sold under an asset securitization program and the prepayment of a raw material contract. Refinancing these contractual obligations also increased Adjusted EBITDA since the Company no longer has certain cash operating expenses associated with these obligations. The chart below provides details of the Financing Adjustments that represent cash charges related to the contractual obligations that previously reduced operating income. The Financing Adjustments in the first quarter of 2004 are smaller than prior quarters because the new financings occurred in the middle of the first quarter.

(in millions)	1Q 03	2Q 03	3Q 03	4Q 03	1Q 04

Raw Material Contract	$5.0	$4.9	$4.8	$4.8	$1.5
Asset Securitization	$0.7	$0.7	$0.7	$0.7	$0.1
Sale and Leaseback Transaction	$2.4	$2.4	$2.4	$2.5	$1.8

Financing Adjustments	$8.1	$8.0	$7.9	$8.0	$3.4

     The following table reconciles Earnings (Loss) from Continuing Operations to Adjusted EBITDA and to pro-forma Post Financing Adjusted EBITDA for the five quarters ending with the first quarter of 2004. Pro-forma Post Financing Adjusted EBITDA assumes we completed the financings on January 1, 2003, therefore the Financing Adjustments are added back to compute Post Financing Adjusted EBITDA.

(in millions)	1Q 03	2Q 03	3Q 03	4Q 03	1Q 04

Earnings (Loss) from Continuing Operations	$5.7	$0.3	($4.6)	($98.1)	($28.2)
Income Tax Expense (Benefit)	$2.8	$0.2	($1.9)	($55.5)	($18.4)
Interest Expense, net	$2.0	$2.3	$2.4	$3.4	$7.5
Other Items	$2.4	$3.2	$4.8	$144.5	$42.0
Depreciation & Amortization	$12.1	$13.1	$14.4	$15.1	$16.7

Adjusted EBITDA	$25.0	$19.1	$15.1	$9.4	$19.6
Financing Adjustments	$8.1	$8.0	$7.9	$8.0	$3.4

Post Financing Adjusted EBITDA	$33.1	$27.1	$23.0	$17.4	$23.0

     We believe Adjusted EBITDA is an important financial measurement for the Company because it is commonly used to measure financial performance from a credit perspective and is an important factor in evaluating a business. Adjusted EBITDA is calculated by adding Earnings (Loss) from Continuing Operations, Income Tax Expense (Benefit), Interest Expense, Depreciation & Amortization

and Other Items listed in the table above, all of which were included in Earnings (Loss) from Continuing Operations. Since we believe investors and analysts use trends in analyzing a business and since our Adjusted EBITDA is not comparable before and after our February 2004 financings, we have provided information on Post Financing Adjusted EBITDA which is calculated by adding Financing Adjustments and Adjusted EBITDA.

Factors Impacting 2004 Results

     The Company expects its future earnings to be affected by the following major factors:

•	Sales Volumes and Changes in Raw Material Margins

•	Cash Operating Costs/Cost Reduction Programs

•	Depreciation

•	Financing Costs

     In the second half of 2003, raw material margins were at low levels. Margins in our PET resins business have improved from fourth quarter 2003 levels. In 2004, there have been announced selling price increases and increases in raw material costs in both our FRPG and PPG businesses. Wellman expects that PET resin demand will increase more than the increase in capacity over the next couple of years, leading to improved capacity utilization in the North American PET resins market and improved profitability. The Company has significant operating leverage; each penny per pound increase or decrease in the raw material margin for our US PET resin business changes operating income and cash flow by approximately $11 million per year.

     In 2003, Wellman announced cost reduction programs that would be implemented through 2005 that would reduce annual controllable costs by approximately $41-$46 million at the end of that period, compared to second quarter 2003 levels. Wellman is on target to achieve these results. Wellman reduced these controllable costs by $8 million in 2003 and expects to achieve an additional $27 million of savings in 2004. Approximately 80% of the severance costs associated with the headcount reductions were paid by the end of the first quarter 2004, leaving a $1.9 million liability that is expected to be paid during the remainder of 2004.

     The Company also expects future depreciation and amortization expense to increase as a result of acquiring certain assets in its recently completed financing. Specifically, Wellman will amortize the prepayment of the raw material contract over the remaining life of the contract (approximately 5 years) and will depreciate the reacquired PET resin equipment over its remaining expected useful life of 20 years. We expect depreciation and amortization will be approximately $19 million per quarter for the remainder of 2004.

     On March 31, 2004 the Company had $477 million in long term debt, net of cash. This was approximately $10 million lower than the comparable amount on February 10, 2004 when the Company completed its new financings. The Company expects its total interest cost to be slightly over $10 million per quarter for the remainder of 2004, which includes approximately $1 million of amortization of financing fees and original issue discount.

     Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers. One of the world’s largest PET plastic recyclers, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Non-GAAP financial measures

This press release includes non-GAAP financial measures, as defined by the Securities and Exchange Commission. Specifically, management believes Adjusted EBITDA and Post Financing Adjusted EBITDA as defined on the Company’s web site are important measures used by investors, analysts and financial institutions to evaluate the Company’s performance. Adjusted EBITDA is calculated by adding Earnings (Loss) from Continuing Operations, Income Tax Expense (Benefit), Interest Expense, Depreciation, Amortization and certain other adjustments designated by the Board of Directors as unusual and included in Earnings (Loss) from Continuing Operations. Post Financing Adjusted EBITDA is calculated by adding to Adjusted EBITDA the Financing Adjustments that would have changed EBITDA if the financings in place at March 31, 2004 were in place in earlier periods.

Webcast of Conference Call

Wellman, Inc. will conduct a conference call, to review 1Q 2004 results at 1:00 p.m. EDS on Thursday, April 29, 2004. This call is available in a live Webcast on the Wellman, Inc. web page. To access the Webcast, log onto the Wellman, Inc. website at: http://www.wellmaninc.com, go to the Investor Relations page and follow the prompts. Replay of the Webcast will be available late afternoon April 29, 2004 and will remain on the website for 7 days. The replay can be accessed by following the same procedure, used to access the live Webcast. Presentation slides for the conference call will be available at 1:00 p.m. Thursday, April 29, 2004 on the Wellman, Inc. website Investor Relation page under the Webcasts and Conferences section as well as part of the live webcast. During the presentation, certain non-GAAP terms may be used. An explanation of these terms can be found on the Wellman, Inc. website, in the Financial Glossary section of the Investor Relations page. To access the Investor Relations page of our website, follow the same procedures used to access the Webcast.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including but not limited to: reduced raw material margins; the financial condition of our customers; fiber and textile imports; availability and cost of raw materials; the impact of a governmental investigation of pricing practices in the polyester staple fiber industry; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; regulatory changes, tax risks, U.S., European, Asian and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operation of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2003.

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Wellman, Inc.

Condensed Consolidated Statement of Operations
(Unaudited)
(In Millions, except per share data)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2003	2003	2003	2003	2004
Net Sales	$287.3	285.3	262.7	273.9	$293.8
Cost of Sales	257.1	262.0	246.2	263.3	276.4

Gross Profit	30.2	23.3	16.5	10.6	17.4
Selling, General and Administrative Expenses	17.3	17.3	15.8	16.3	14.5
Impairment Charge	—	—	—	135.3	--
Restructuring Charges	1.2	0.1	0.3	8.5	0.3
Provision for Uncollectible Accounts	—	0.1	3.3	0.1	0.3
Non-Capitalizable Financing Costs	—	—	—	2.2	40.2
Other Expense (Income), Net	1.2	3.0	1.2	(1.6)	1.2

Operating Income (Loss)	10.5	2.8	(4.1)	(150.2)	(39.1)
Interest Expense, Net	2.0	2.3	2.4	3.4	7.5

Earnings (Loss) From Continuing Operations
Before Income Taxes	8.5	0.5	(6.5)	(153.6)	(46.6)
Income Tax Expense (Benefit)	2.8	0.2	(1.9)	(55.5)	(18.4)

Earnings (Loss) From Continuing Operations	5.7	0.3	(4.6)	(98.1)	(28.2)
Earnings From Discontinued Operations, Net of Income Tax	0.1	—	—	—	--

Net Earnings (Loss)	$5.8	$0.3	($4.6)	($98.1)	($28.2)

Net Earnings (Loss) Attributable to Common Stockholders:
Net Earnings (Loss)	$5.8	$0.3	($4.6)	($98.1)	($28.2)
Accretion of Preferred Stock & Beneficial Conversion Charge	—	(0.1)	(2.9)	(7.1)	(3.0)

Net Earnings (Loss) Attributable to Common Stockholders	$5.8	$0.2	($7.5)	($105.2)	($31.2)

Basic Net Earnings (Loss) Per Common Share:
Net Earnings (Loss) Attributable to Common Stockholders From Continuing Operations	$0.18	$0.01	($0.24)	($3.33)	($0.99)
Net Earnings Attributable to Common Stockholders From Discontinued Operations	—	—	—	—	--

Net Earnings (Loss) Attributable to Common Stockholders	$0.18	$0.01	($0.24)	($3.33)	($0.99)

Diluted Net Earnings (Loss) Per Common Share:
Net Earnings (Loss) Attributable to Common Stockholders From Continuing Operations	$0.18	$0.01	($0.24)	($3.33)	($0.99)
Net Earnings Attributable to Common Stockholders
From Discontinued Operations	—	—	—	—	--

Net Earnings (Loss) Attributable to Common Stockholders	$0.18	$0.01	($0.24)	($3.33)	($0.99)

Average Common Shares — (Basic)	31.6	31.6	31.6	31.6	31.6
Average Common Shares — (Diluted)	31.9	31.9	31.6	31.6	31.6

WELLMAN, INC.
SUPPLEMENTAL INFORMATION*

SALES BY GROUP	1Q03	2Q03	3Q03	4Q03	1Q04
Millions $ Packaging Products Group	$167	$167	$144	$154	$162
Fibers & Recycled Products Group	$120	$118	$119	$120	$132

Total Sales	$287	$285	$263	$274	$294

BALANCE SHEET DATA	3/31/2004	CASH FLOW DATA
Millions $		Millions $	1Q04

Accounts Receivable	$172	Depreciation	$13
Inventories	$130	Amortization	$4

Debt, Net	$477	Total D&A	$17
Stockholders’ Equity	$428	Cap. Exps.	$2

SEGMENT PROFIT (LOSS)
Millions $	1Q04

PPG	($15)
FRPG	($24)

Operating Income (Loss)	($39)

CONFERENCE CALL INFO	*Preliminary

Wellman, Inc. will host a conference call to review 1Q 2004 results on Thursday, April 29, 2004 at 1:00 p.m. EDS. You are invited to listen to the live Webcast of the conference call by logging onto Wellman, Inc.’s home page http://www.wellmaninc.com, go the Investor Relations page, and follow the prompts.

The call and tape contains copyrighted material. It cannot be recorded, rebroadcast or reprinted without Wellman’s express permission. Participation implies consent to the taping and above terms.